Registration Statement No. 333-176231

Registration Statement No. 333-143332

Registration Statement No. 333-96753

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176231

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143332

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-96753

Under the Securities Act of 1933

U.S. HOME SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2922239
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

2951 Kinwest Parkway

Irving, TX 75063

214-488-6324

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

U.S. Home Systems, Inc. 2010 Equity Incentive Plan

U.S. Home Systems, Inc. 2004 Restricted Stock Plan

U.S. Home Systems, Inc. 2000 Stock Compensation Plan

(Full Title of the Plan)

Richard B. Goodner

Vice President - Legal Affairs and General Counsel

U.S. Home Systems, Inc.

2951 Kinwest Parkway

Irving, TX 75063

(Name and Address of Agent For Service)

(214) 488-6324

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James S. Ryan, III

Alex Frutos

Jackson Walker L.L.P.

901 Main Street, Suite 6000

Dallas, Texas 75202

(214) 953-5801

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of U.S. Home Systems, Inc., a Delaware corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

1. Registration Statement No. 333-176231, registering an aggregate of 500,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) under the Company’s 2010 Equity Incentive Plan, as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 11, 2011;

2. Registration Statement No. 333-143332, registering an aggregate of 500,000 shares of Common Stock under the Company’s 2004 Restricted Stock Plan, as previously filed with the SEC on May 29, 2007; and

3. Registration Statement No. 333-96753, registering an aggregate of 1,190,674 shares of Common Stock under the Company’s 2000 Stock Compensation Plan, as previously filed with the SEC on July 19, 2002;

On October 26, 2012, pursuant to an Agreement and Plan of Merger, dated as of August 6, 2012 (the “Merger Agreement”), by and among the Company, THD At-Home Services, Inc., a Delaware corporation (“Parent”), which is a wholly-owned subsidiary of The Home Depot, Inc., and Umpire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with the undertaking contained in Part II, Item 9(a)(3) of the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K, the Company files these Post-Effective Amendments to terminate the effectiveness of the Registration Statements and to remove from registration all of the Common Stock which remains unissued under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Irving, Texas, on this 26th day of October, 2012.

U.S. Home Systems, Inc.

By:	/s/ Murray H. Gross
Murray H. Gross Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Murray H. Gross	President and Chief Executive Officer	October 26, 2012
Murray H. Gross	(Principal Executive Officer)

/s/ Robert A. DeFronzo	Secretary/Treasurer and Chief Financial Officer	October 26, 2012
Robert A. DeFronzo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard Griner	Director	October 26, 2012
Richard Griner

/s/ Don A. Buchholz	Director	October 26, 2012
Don A. Buchholz

/s/ Larry A. Jobe	Director	October 26, 2012
Larry A. Jobe

/s/ Kenneth W. Murphy	Director	October 26, 2012
Kenneth W. Murphy

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